Exhibit 10.1

[Execution Copy]

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of August 23, 2016, by and between Union Bankshares Corporation, a Virginia corporation (the “Company”), and John C. Asbury.

The parties, intending to be legally bound, agree as follows:

1.          Employment and Acceptance. You shall be employed as President of the Company and, effective as of January 2, 2017, as Chief Executive Officer of the Company on the terms and subject to the conditions of this Agreement. You shall have the duties and responsibilities that are commensurate with your position and shall also render such other managerial services as may be reasonably assigned to you from time to time by the Company, consistent with your position. You accept such employment and agree to carry out your duties and responsibilities to the best of your ability in a competent, efficient and businesslike manner. You further agree to comply with all the policies, standards and codes of conduct of the Company now or hereafter adopted. You shall also serve as a member of the Board of Directors of the Company. In accordance with the Company’s current practice, as an employee of the Company you will not be eligible for any additional fees or compensation for your service as a member of the Board of Directors.

References in this Agreement to services rendered for the Company and compensation and benefits payable or provided by the Company shall include services rendered for, and compensation and benefits payable or provided by, any Affiliate (as defined below) of the Company. Unless the context otherwise requires, references in this Agreement to the “Company” also shall mean and refer to any business entity, that, directly or indirectly through one or more intermediaries, is controlled by the Company (each, an “Affiliate”).

2.          Term of Employment. The term of your employment with the Company will commence on or before October 1, 2016, (the “Commencement Date”) and will expire on December 31, 2019; provided that on January 1, 2020 and on each January 1st thereafter (each such January 1st is referred to as the “Renewal Date”), the term of your employment will be automatically extended for an additional calendar year. The term of your employment will not, however, be extended if the Company gives you written notice (“Nonrenewal Notice”) of such nonrenewal no later than September 30th before the Renewal Date (the initial and any extended term of your employment is referred to as the “Employment Period”). Notwithstanding anything in this Agreement to the contrary, the Employment Period will not be automatically extended beyond, and will expire on, December 31st of the year in which you attain age 65. The last day of the Employment Period, as extended from time to time, is sometimes referred to as the “Expiration Date.”

3.          Compensation and Benefits.

(a)          Base Salary. You will receive for your services an initial annual base salary of $650,000 (the “Base Salary”), which will be payable in accordance with the payroll practices of the Company applicable to all officers. The Base Salary will be reviewed annually by the Company’s Board of Directors and may be adjusted upward or downward in the sole discretion of the Company’s Board of Directors. In no event, however, will the Base Salary be less than $650,000.

(b)          Short-Term and Long-Term Incentives. During the Employment Period, you may participate in such short-term and/or long-term cash and/or equity incentive plan(s) in such manner and subject to such terms and conditions as the Compensation Committee or the Board of Directors of the Company in its sole discretion may determine. Any annual cash bonus will be paid no later than two and one-half months after the end of the year for which the annual bonus is awarded. To be eligible to receive any bonus, you must be employed by the Company on the date such bonus is paid, unless you have retired in accordance with the Company’s retirement policy after the date on which you were deemed to have earned any bonus under the applicable incentive plan.

(c)          Signing Bonus and Stock Awards. You will receive a cash signing bonus of $300,000 on or about the Commencement Date. In addition, you will be granted an award of restricted shares of the Company’s common stock and an award of performance share units with a combined market value of $1,050,000 as of the grant dates pursuant to the Company Stock and Incentive Plan. The award of restricted shares will have a market value of $420,000 and will vest over a three year period, with 25% of the restricted shares vesting on each of the first and second anniversaries of the grant date and 50% of the restricted shares vesting on the third anniversary of the grant date. The performance share units will have a market value of $630,000 and will vest upon the achievement of the financial metrics set forth in the performance share unit agreement which will measure the total shareholder return of the Company over a three year period relative to a selected peer group. The stock awards will be granted within thirty (30) days after the Commencement Date pursuant to the standard form agreements the Company currently uses for its stock awards.

(d)          Benefits. You will be entitled to participate in and receive the benefits of any retirement benefit plan, life insurance, profit sharing, employee stock ownership, and other plans, benefits and privileges of the Company that may be in effect from time to time, to the extent you are eligible under the terms of those plans and programs. It is understood that the Board of Directors may, in its sole discretion, establish, modify or terminate such plans, programs or benefits.

(e)          Business Expenses. The Company will reimburse you or otherwise provide for or pay for all reasonable expenses incurred by you in furtherance of, or in connection with, the business of the Company, including, but not by way of limitation, travel expenses, and memberships in professional organizations, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Company. You will also be provided with an appropriate automobile and the Company will cover the costs associated with the operation of the automobile, including insurance, maintenance and fuel, as provided for in the Company’s policies. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) to the extent that such reimbursements are subject to Section 409A of the Code, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f)          Paid Time Off. You will be entitled to paid time off in accordance with the Company’s paid time-off policies as in effect from time to time. Under the Company’s current policy, you will be entitled to five weeks of paid time-off annually (prorated for the first year of your employment), including vacation, sick leave and personal leave.

(g)          Relocation Expenses. The Company will provide you with relocation assistance in accordance with the terms and conditions set forth in the Company’s offer letter, dated July 14, 2016, to you.

4.          Termination and Termination Benefits. Notwithstanding the provisions of Section 2, your employment hereunder shall terminate under the following circumstances and shall be subject to the following provisions:

(a)          Death. If you die while employed by the Company, the Company will continue to pay an amount equal to your then current Base Salary to your beneficiary designated in writing to the Company prior to your death (or to your estate, if you fail to make such designation) for six months after your death, with such payments to be made on the same periodic dates as salary payments would have been made to you had you not died. If a timely election for COBRA coverage is made, for twelve (12) months following your death your qualified dependents will receive benefits under the Company’s group health and dental plans at the same rates as immediately prior to your death, and the Company will continue to pay its portion of such health and dental premiums.

(b)          Disability. Your employment may be terminated at any time because of your inability to perform the essential functions of your position with the Company on a full time basis for 180 consecutive days or a total of at least 240 days in any twelve month period as a result of your incapacity due to physical or mental illness as determined pursuant to the Company’s long-term disability policy. If you timely elect COBRA coverage, your current benefits under group health and dental plans will continue. In such case, (a) you will receive such benefits at the rates paid by active participants, and (b) for twelve (12) months the Company will continue to pay its portion of such health and dental premiums.

(c)          Termination for Cause. Your employment may be terminated at any time by the Company effective immediately for Cause (as defined below) upon written notice to you setting forth in reasonable detail the nature of such Cause. If the Company terminates you for Cause, this Agreement will terminate without any further obligation of the Company to you other than to pay you any accrued but unpaid Base Salary, which shall be paid on the payroll date immediately following the date of termination, and to reimburse you for any unreimbursed expenses properly incurred by you (collectively, the “Accrued Amounts”). Only the following shall constitute “Cause” for such termination:

(i)          your willful failure to perform any of the duties and responsibilities required of your position (other than by reason of your disability) or your willful failure to follow reasonable instructions or policies of the Company, after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Board of Directors of the Company) to remedy such failure;

(ii)          your breach of fiduciary duties owed to the Company or its Affiliates;

(iii)          your conviction of or entering of a guilty plea or a plea of no contest with respect to a felony (or state law equivalent) or a crime of moral turpitude or your misappropriation or embezzlement of funds or property of the Company or its Affiliates;

(iv)          your breach of a material term of this Agreement or violation in any material respect of any code or standard of conduct generally applicable to employees of the Company, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Board of Directors of the Company) to remedy such breach or violation;

(v)          your fraud or dishonesty with respect to Company or its Affiliates;

(vi)          your willful engaging in conduct that, if it became known by any regulatory or governmental agency or the public, is reasonably likely to result, or has resulted, in material injury to the Company or its Affiliates, reputational, financial, or otherwise.

(d)          Termination Without Cause and Nonrenewal of Term of Employment. The Company may terminate your employment hereunder without Cause by written notice to you effective thirty (30) says after receipt of such notice by you. In the event of your termination of employment by (i) the Company without Cause or (ii) the failure of the Company to renew the term of your employment pursuant to a Nonrenewal Notice as set forth in Section 2 of this Agreement with respect to the nonrenewal of the term of this Agreement for 2020 or 2021, you shall be entitled to the benefits specified in Section 4(g) of this Agreement, subject to your satisfaction of the requirements set forth in Section 4(g).

(e)          Termination by You Without Good Reason. You may terminate your employment hereunder without Good Reason (as defined below) by written notice to the Company effective thirty (30) days after receipt of such notice by the Company. In the event you terminate your employment hereunder without Good Reason, you will be entitled to receive the Accrued Amounts as provided in Section 4(c). It shall not constitute a breach of this Agreement for the Company to suspend your duties and to place you on paid leave during the notice period.

(f)          Termination by You for Good Reason. You may voluntarily terminate your employment under this Agreement at any time for Good Reason and be entitled to receive the compensation and benefits set forth in Section 4(g), subject to the satisfaction of the requirements set forth in Section 4(g). You must provide written notice to the Board of Directors of the Company of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice by you, the Company shall have a period of thirty (30) days during which it may remedy in good faith the event or condition constituting Good Reason, and your employment shall continue in effect during such time so long as the Company is making diligent efforts to cure. In the event the Company shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Company shall not be required to pay the amount due to you under this Section 4(f). If the Company has not remedied the event or condition constituting Good Reason during the thirty (30) day cure period and you do not terminate your employment for Good Reason within ninety (90) days thereafter, then you will deemed to have waived your right to terminate for Good Reason with respect to such grounds.

For purposes of this Agreement, Good Reason shall mean: (i) the failure by the Company to comply with the provisions of Section 3 or material breach by the Company of any other provision of this Agreement; (ii) the assignment to you, without your consent, to a position or of responsibilities and duties of a materially lesser status or degree of responsibility than your position, responsibilities, or duties at the Commencement Date; (iii) the requirement by the Company that you be based at any office that is greater than fifty miles from where your office is located at the Commencement Date; or (iv) the failure of the Company to nominate you for election to the Board of Directors of the Company and to use its best efforts to have you re-elected. Notwithstanding the above, Good Reason shall not include your removal as an officer of any Affiliate of the Company in order that you might concentrate your efforts on the Company or any resignation by you where Cause for your termination by the Company exists.

(g)          Certain Termination Benefits. In the event of termination of your employment by the Company without Cause or the failure of the Company to renew the term of your employment for 2020 and 2021 pursuant to a Nonrenewal Notice as set forth in Section 2 of this Agreement, and other than for death or disability, or by you for Good Reason, you shall receive the Accrued Amounts and, provided you sign a release and waiver of claims in favor of the Company and its Affiliates and their respective officers and directors in a form provided by the Company and it becomes effective (the “Release”), the following payments and benefits.

(i)          Any earned but unpaid incentive bonus with respect to any completed calendar year immediately preceding the date of termination, which shall be paid on the applicable payment date;

(ii)          Subject to subsections (v) and (vii) below, for a two-year period immediately following the date of termination, the Company shall continue to pay you your Base Salary at the rate in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made had your employment not been terminated (the “Severance Benefit”), subject to compliance with Section 19 of this Agreement regarding the requirements of Section 409A of the Code;

(iii)          The Company shall pay you a welfare continuance benefit (the “Welfare Continuance Benefit”) in an amount equal to the product of (x) the amount of the Company’s monthly contribution pursuant to its current plan, or plans, in effect as of the date of termination of employment to provide group health insurance and certain related benefits made available to similarly situated officers of the Company (for purposes of illustration only, that monthly contribution is $522 as of the date of this Agreement), times (y) twenty-four (24). The Welfare Continuance Benefit will be paid to you in a lump sum cash payment not later than thirty (30) days following the effective date of the Release, subject to compliance with Section 19 of this Agreement regarding the requirements of Section 409A of the Code.

(iv)          As of the date of termination all outstanding Awards (as defined in the Company’s Stock and Incentive Plan) shall automatically vest, any unvested share units shall be deemed earned and vested, and any restrictions on any outstanding Awards shall lapse; provided, however, the terms of any separate award agreement or other governing document pursuant to which an Award is granted shall control and not be superseded by this subparagraph (iv) concerning whether the Award shall automatically vest or be deemed earned as a result of a termination of employment covered by this Section 4(g).

(v)          During the twelve month period that begins on the first anniversary date of the termination of employment and ends on the second anniversary date, the Company’s obligation to continue to pay you the Severance Benefit during such second twelve month period shall terminate thirty (30) days after you obtain full-time employment with another employer that provides an annualized base salary that is at least equal to 75% of the Base Salary being paid by the Company;

(vi)          During the two-year period following the date of termination, you shall provide the Company with at least ten days written notice before the starting date of any employment, identifying the prospective employer and its affiliated companies and the job description, including a description of the proposed geographic market area associated with the new position. You shall notify in writing any new employer of the existence of the restrictive covenants set forth in Section 5 of this Agreement.

(vii)          The obligation of the Company to continue to pay you the Severance Benefit for the period after the Noncompete Period (as defined in Section 5(a)) has expired and prior to the completion of the twenty-four (24) month period specified in (ii) above shall cease effective upon your engaging in any conduct or activity that otherwise would have been prohibited under Section 5(a). (By way of illustration only, if you elect to engage in a Competitive Business within the Market Area (as those terms are defined in Section 5(d)) upon expiration of the one-year Noncompete Period, the Company will not be obligated to continue to pay the Severance Benefit for the remaining balance of the twenty-four (24) month period specified in (ii) above.).

The Release referenced in this Section 4(g) to be effective must be delivered by you to the Company no later than forty-five (45) days following your termination of employment and must not be revoked during the seven (7) days following such delivery. If such Release is not executed in a timely manner or is revoked, all such payments and benefits shall immediately cease and you shall be required to repay to the Company any such payments that have already been paid to you.

(h)          Nonrenewal of the Employment Period After 2021. In the event of your termination of employment following the failure of the Company to renew the term of your employment for any annual period beginning on or after January 1, 2022 pursuant to a Nonrenewal Notice as set forth in Section 2 of this Agreement, and except for the adjustments set forth below to the Severance Benefit and Welfare Continuance Benefit, you will be entitled to the termination benefits provided for in Section 4(g), subject to your execution and delivery of the Release and its effectiveness:

(i)          For a one-year period immediately following the date of termination, the Company shall continue to pay you your Base Salary at the rate in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made had your employment not been terminated, subject to compliance with Section 19 of this Agreement regarding the requirements of Section 409A of the Code; and

(ii)          The Welfare Continuance Benefit will be an amount equal to the product of (x) the amount of the Company’s monthly contribution pursuant to its current plan, or plans, in effect as of the date of termination of employment to provide group health insurance and certain related benefits made available to similarly situated officers of the Company, times (y) twelve (12). The Welfare Continuance Benefit will be paid to you in a lump sum cash payment not later than thirty (30) days following the effective date of the Release, subject to compliance with Section 19 of this Agreement regarding the requirements of Section 409A of the Code.

(i)          Resignation of All Other Position. Effective upon the termination of your employment for any reason, you shall be deemed to have resigned from all positions that you hold as an officer or member of the board of directors (or a committee thereof) of the Company or its Affiliates.

(j)          Regulatory Requirement. The Company shall not be required to make payment of, or provide any benefit under, this Section 4 to the extent such payment or benefit is prohibited by the regulations presently found at 12 C.F.R. Part 359 or to the extent that any other governmental approval for the payment or benefit that is required by law is not received.

5.          Covenants.

(a)          Noncompetition. You agree that during the Employment Period and for a one-year period following the expiration of this Agreement (subject to Section 5(c) below) or, if sooner, the termination of your employment for any reason, including resignation or retirement, during the Employment Period (the “Noncompete Period”), you will not directly or indirectly, as a principal, agent, employee, employer, investor, director, consultant, co-partner or in any other individual or representative capacity whatsoever, engage in a business that provides Competitive Services anywhere in the Market Area (as such terms are defined below) in any competitive capacity holding a similar office or engaging in similar activities to those which you held or performed on behalf of the Company and any of its Affiliates during the Employment Period. Notwithstanding the foregoing, you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that provides Competitive Services in the Market Area and whose securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Securities Exchange Act of 1934.

(b)          Nonsolicitation. You further agree that during the Employment Period and for a two-year period following the expiration of this Agreement or, if sooner, the termination of your employment for any reason, including resignation or retirement, during the Employment Period, you will not directly or indirectly: (i) solicit, induce or attempt to solicit or induce, or assist any other person in soliciting or inducing, any customer or client of the Company or its Affiliates with whom you had direct contact or whose identity you learned as a result of your employment with the Company to terminate, diminish, or materially alter in a manner harmful to the Company the relationship of such customer or client with the Company or its Affiliates; (ii) solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee to terminate his or her employment with the Company or its Affiliates; or (iii) hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or its Affiliates or who has left the employment of the Company or its Affiliates within the three months preceding your last date of employment by the Company.

(c)          Nonrenewal of the Agreement. Notwithstanding the foregoing, in the event the Company elects not to renew this Agreement in accordance with Section 2 and your employment is subsequently terminated after the expiration of the then current term, you will not be subject to the noncompetition provisions of Section 5(a) following the termination of your employment, unless you shall otherwise be entitled to receive payments from the Company as a result of your termination without Cause, the nonrenewal of the term of this Agreement, or for Good Reason pursuant to Sections 4(g) or 4(h) of this Agreement.

(d)          Definitions. As used in this Agreement, the term “Competitive Services” means providing financial products and services, which includes offering one or more of the following products and services: depository accounts, consumer and commercial lending, banking, residential and commercial mortgage lending, cash management services, securities brokerage and asset management, trust and estate administration, and any other business in which the Company or its Affiliates are engaged and in which you are significantly engaged at the time of termination of your employment; the term “Market Area” means the area within a twenty-five mile radius of any banking office or a loan production office (excluding for purposes of this Agreement an office providing only residential mortgage loans) that the Company has established and is continuing to operate at the time of termination of your employment; the term “Person” means any person, partnership, corporation, company, group or other entity; and the term “Confidential Information” shall include, but not be limited to, all financial and personnel data, computer software and all data base technologies, capital plans, customer lists and requirements, market studies, know-how, processes, trade secrets, and any other information concerning the non-public business and affairs of the Company.

(e)          Confidentiality. During the Employment Period and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, you shall not, without the written consent of a person duly authorized by the Company, disclose to any person (other than his personal attorney, or an employee of the Company or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance you of your duties as an employee of the Company) or utilize in conducting a business any Confidential Information obtained by you while in the employ of the Company, unless such information has become a matter of public knowledge at the time of such disclosure.

(f)          Acknowledgment; Enforcement. The covenants contained in this Section 5 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. You agree that the restrictions imposed herein are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on your post-employment activity nor overly burdensome for you to abide by. You covenant that you will not make any contention contrary to any of the foregoing representations in the future and agree that you will be estopped to deny or contradict the truth or accuracy of these representations. If, however, the time, geographic and/or scope of activity restrictions set forth in Section 5 are found by an arbitrator or court to exceed the standards deemed enforceable, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Company or an Affiliate.

(g)          Enforcement. You acknowledge that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 5 and, accordingly, you agree to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin you from violating any such covenants. If the Company is successful in whole or in part in any legal, equitable, or arbitration action against you in connection with the enforcement of the covenants included in this Section 5, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from you. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under Section 5 of this Agreement, the Company shall reimburse you for reasonable legal fees incurred to defend the claim. In the event legal action is commenced with respect to the provisions of this Section 5 and you have not strictly observed the restrictions set forth in this Section 5, then the restricted periods described in Paragraphs (a) and (b) shall begin to run anew from the date of any Final Determination of such legal action. “Final Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. All the provisions of this Section 5 will survive termination and expiration of this Agreement.

6.          Change in Control of the Company. Provided the agreement, dated as of the same date as this Agreement (the “Management Continuity Agreement”), between the Company and you that provides for certain severance payments and benefits in connection with the termination of your employment without “cause” or “good reason” following a “change in control” transaction (as those terms are defined in the Management Continuity Agreement) continues to remain in effect, in the event there is a change in control of the Company this Agreement will terminate and be of no further force and effect, except as provided below, and any termination benefits will be determined and paid solely pursuant to such Management Continuity Agreement.

Notwithstanding anything to the contrary contained in this Agreement, in the event of a change in control of the Company, the restrictions imposed by paragraph (a) of Section 5 shall not apply to you after you cease to be employed by the Company, unless you are entitled to receive the severance benefits provided for in the Management Continuity Agreement in which case the restrictions imposed by Section 5(a) of this Agreement will continue to apply. The nonsolicitation restrictions in Section 5(b) and the confidentiality provisions in Section 5(e) will remain in full force and effect following a change in control.

7.          Arbitration.

(a)          Except as provided in Section 7(c) below, both the Company and you acknowledge and agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration unless otherwise required by law, to be held in Richmond, Virginia in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The party against whom the arbitrator(s) shall render an award shall pay the other party’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator(s) shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

(b)          The arbitrator(s) shall apply Virginia law to the merits of any dispute or claim, without reference to rules of conflicts of law. You hereby consent to the personal jurisdiction of the state and federal courts located in Virginia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c)          The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

(d)          YOU HEREBY CONFIRM YOU HAVE READ AND UNDERSTAND THIS SECTION 7, WHICH DISCUSSES ARBITRATION, AND UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE, EXCEPT AS PROVIDED IN SECTION 7(c), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF YOUR RELATIONSHIP WITH THE COMPANY.

8.          Mitigation; Exclusivity of Benefits.

(a)          You shall not be required to mitigate the amount of any benefits to be paid to his hereunder by seeking other employment or otherwise.

(b)          The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to you upon a termination of employment with the Company pursuant to employee benefit plans of the Company or otherwise.

9.          Withholding. All payments required to be made by the Company hereunder to you shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

10.          Assignability. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case such corporation, company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, to the extent that any such transaction does not trigger the operation of Section 5 above. You may not assign or transfer this Agreement or any rights or obligations hereunder.

11.          Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	Chairman of the Board
Union Bankshares Corporation
1051 East Cary Street
Suite 1200
Richmond, Virginia 23219

And at the Chairman’s home address as shown on the records of the Company.

To the Officer:	John C. Asbury

At your home address as shown on the records of the Company.

12.          Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer or officers as may be specifically designated by the Board of Directors of the Company and the Bank to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.          Entire Agreement. This Agreement, together with the Management Continuity Agreement , constitute the entire agreement between the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth or expressly incorporated in this Agreement or in the Management Continuity Agreement. For purposes of this Agreement, the term “Company” includes any subsidiaries of the Company.

14.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to its conflicts of laws principles.

15.          Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that you acquire a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

16.          Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.          Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

18.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.          Deferred Compensation Omnibus Provision.

(a)          It is intended that payments and benefits under this Agreement that are considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided for therein for non- compliance. Notwithstanding any other provision of this Agreement, the Company’s Compensation Committee or Board of Directors is authorized to amend this Agreement, to amend or void any election made by you under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply with Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(b)          If you are deemed on the date of separation of service with the Company to be a “specified employee,” as defined in Section 409A(a)(2)(B) of the Code, then any payments or arrangements due upon a termination of your employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided, without interest, on the earlier of (i) the date which is six (6) months after your “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of your death. (the “409A Deferral Period”).

(c)          In the case of benefits that are subject to Section 409A of the Code and not deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii), you may pay the cost of benefit coverage, and thereby obtain benefits, during the 409A Deferral Period and then be reimbursed by the Company when the 409A Deferral Period ends. On the first day after the end of the 409A Deferral Period, all payments delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided as originally scheduled.

(d)          It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(e)          “Termination of employment” shall have the same meaning as “separation of service,” as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

20.          Clawback. You agree that any incentive based compensation or award that you receive, or have received, from the Company or its Affiliates under this Agreement or otherwise, will be subject to clawback by the Company as may be required by applicable law or stock exchange listing requirement and on such basis as the Board of Directors of the Company determines, but in no event with a look-back period of more than three years, unless required by applicable law or stock exchange listing requirement.

21.          Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Company or its Affiliates (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. The Documents, and any copies, shall be returned to the Company upon your termination of employment for any reason or at such earlier time as the Board of Directors of the Company or its designees may specify.

22.          Non-disparagment. You will not at any time during or after the Employment Period make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its business, or any of its directors, employees, customers, and other associated third parties. This Section 22 does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order. You shall promptly provide written notice of any such order to the Company. The Company will cause its officers and directors to refrain from making, publishing or communicating, at any time during or after the Employment Period, to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning you.

23.          Stock Ownership Requirements. During the Employment Period, you will be expected to maintain ownership of Company common stock in accordance with the guidelines established by the Board of Directors from time to time. You will be required to meet this ownership requirement within five years after the commencement of your employment.

24.          No Construction Against Any Party. This Agreement is the product of informed negotiations between parties. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The parties agree neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

(Signatures appear on the following page)

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

UNION BANKSHARES CORPORATION

By:	/s/ Raymond D. Smoot, Jr.
Raymond D. Smoot, Jr.
Chairman of the Board

/s/ John C. Asbury
John C. Asbury